Exhibit (b)

**CONFIDENTIAL**

COMMITMENT LETTER FOR:

THE CHOSEN, SEASON 7

December 29, 2025

5&2 Studios, Inc.

Attn: JD Larsen

Dear Sirs,

You have requested that Aperture Media Partners LLC (“Lender”), provide a non-revolving secured credit facility to a special purpose vehicle (the “SPV”) formed specifically for the sole purpose of collection of receivables due to 5&2 Studios, Inc. (“5&2”) from Come and See Foundation, Inc. (“CAS”). Subject to and upon the terms and conditions hereinafter set forth, Lender is hereby pleased to commit to provide Borrower the following:

Series:	The television series entitled: The Chosen.
Borrower:	The SPV (i.e., TCH Facilities Holdings, LLC) formed solely for the purpose of collection of receivables due 5&2 from CAS.
Lender:	Aperture Media Partners LLC or an affiliate.
Purpose:	Funds shall be used to: (i) consummate a buyout of current 5&2 /Series shareholders and (ii) pay Credit Facility fees, costs and interest.
Credit Facility:

A non-revolving secured credit facility (the “Credit Facility”) totaling up to $41,325,000, including a reserve of USD $5,196,926, to pay interest on the loans made under the Credit Facility (“Loan(s)”) and all fees (including the Commitment Fee) and costs (including legal costs) of Lender relating to the Credit Facility (the “Lender Reserve”). For the avoidance of doubt, amounts in the Lender Reserve shall not accrue any interest or any other fees and shall accrue interest only when utilized to pay for an amount that Borrower otherwise owes under the Credit Facility.

Note: The aforementioned reserve is an estimate only. The exact amount of the Lender Reserve will be determined by the Lender prior to the initial advance under the Credit Facility, based upon a borrower draw schedule and final maturity date.

The Loan (excluding the amount of the Credit Facility constituting the Lender Reserve) shall be made available to Borrower from and after the date the Definitive Documentation (as defined below) is fully executed and delivered to Lender and otherwise subject to the terms of the Definitive Documentation (the “Closing Date”).

Commitment Fee:

1.00% of the Total Facility Amount. The Commitment Fee is non-refundable and payable in full to Lender on the Closing Date from a borrowing out of the Lender Reserve.

Note: The Commitment Fee is calculated based upon the size of the Credit Facility as well as the term of loan at time of calculation. Should either change, the Commitment Fee will be recalculated to account for such new information.

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Interest Rate:	The unpaid balance of the Loan(s) shall bear interest at a per annum rate equal to 3.50% plus the (option of the) one or three month Term SOFR rate (subject to a SOFR floor of 0.50%) as quoted from time to time to Lender, plus a fixed SOFR adjustment of 10 bps. All interest on Loans based upon the Term SOFR rate plus adjustment shall be calculated on the basis of a 360-day year for actual days elapsed and all interest on Loans based upon an alternate base rate (i.e. Prime Rate plus 1.625%) to be set forth in the long form documents shall be calculated on the basis of a 365-day year for actual days elapsed.
Interest Payments:

Interest will be payable monthly in arrears as a borrowing out of the Lender Reserve up to the limits for interest thereunder and will be concomitantly added to the outstanding balance of the Loan. Interest accruing under the Credit Facility in excess of the amounts set forth in the Lender Reserve shall be paid from available cash in the Collection Account and/or by Borrower in cash on each interest payment due date thereafter.

Should the Credit Facility be retired prior to the Maturity Date, any unused Lender Reserve shall result in loan savings to Borrower (i.e., unused Lender Reserve is not kept by Lender).

Default Interest Rate:	Three percent (3%) above the Interest Rate so long as an Event of Default (as defined below) has occurred and is continuing.
Maturity Date:

All outstanding Loans shall be due and payable on the earlier of (a) the date on which the obligations owing under the Credit Facility by Borrower are declared to be immediately due and payable following an acceleration of the outstanding obligations after an Event of Default and (b) May 31, 2027.

Note: The Maturity Date is based on estimated payment date from CAS as provided by Borrower. Maturity Date will be set based on final delivery dates for Season 7 of the Series (“Season 7”) and estimated payment date from CAS.

Collateral:	Repayment of amounts outstanding under the Credit Facility and all other obligations of Borrower to Lender thereunder shall be secured by the payment obligation from CAS to Borrower (as assignee of 5&2 with respect to such payments) in the amount of $42,500,000 for purchase of rights pursuant to the APA and $1,000,000 for reimbursement of costs pursuant to the DLMSA. Payment from CAS shall be due and as and when such payments are due and payable pursuant to (i) that certain Asset Purchase Agreement, dated as of June 13, 2024, between CAS and 5&2 (as amended, the “APA”) and (ii) that certain Amended and Restated Distribution License and Marketing Services Agreement, dated as of June 13, 2024, between CAS and 5&2 (as amended, the “DLMSA”, together with the APA and the PSFA (as defined herein) being hereinafter referred to collectively as the “CAS Payment Documents”), which shall occur prior to the Maturity Date and no later than delivery of Season 7. In addition, the Lender shall have a first priority, perfected pledge in all other assets of Borrower and of the membership/equity interests of Borrower.
Repayment:	All proceeds generated by the Collateral, without deduction or offset shall be paid to the Lender until the Loan and all obligations owing to the Lender, including all principal, interest, fees, expenses, and out of pocket costs, including legal expenses, in such order as set forth in the Loan Agreement (as defined herein), have been indefeasibly repaid in full.
Notice of Assignment:	Borrower, CAS, 5&2 and Lender shall enter into a Notice of Assignment agreement (“Notice of Assignment”) that shall set forth the parameter of payment of the obligation from CAS into a collection account in the name of Lender at Emigrant Bank (Lender’s parent). The Notice of Assignment shall also make certain that no changes affecting the payment obligations from CAS to Borrower under the CAS Payment Documents may be made without the prior written consent of Lender.

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Guaranty:	5&2 shall (a) guaranty the timely completion and delivery of Season 7 in a manner satisfactory to Lender, (b) guaranty the timely completion and delivery of Season 6 of the Series (“Season 6”) and (c) in all circumstances, guaranty the obligations owing under the Credit Facility, including, without limitation, the advances made thereunder, with such guaranty being in customary form and substance acceptable to Lender in its sole but good faith discretion.
Definitive Documentation:

Standard and customary for financings of this nature, including, but not limited to, the following, all in customary form and substance acceptable to Lender in its sole but good faith discretion:

(a)    Lender’s receipt of a Loan and Security Agreement (the “Loan Agreement’), containing customary terms and conditions subject to good faith negotiations, including, without limitation, Borrower’s agreement to direct all proceeds of the Collateral into an account in the name of Lender at Emigrant Bank.

(b)    Lender’s receipt of related documents and agreements from Borrower and all other persons required to give Lender security interests in and to the Collateral in accordance with this summary of terms.

(c)    Lender’s confirmation of underlying legal documentation confirming CAS’ obligation to pay Borrower at delivery of Season 6 and Season 7 and CAS’ obligation to fund the production cost of Season 7 pursuant to the Production Services and Funding Agreement, dated as of June 13, 2024, between CAS and The Chosen Texas, LLC ( “TCT”) (as such agreement may be amended, supplemented or otherwise modified from time to time thereafter, the “PSFA”).

(d)    Lien (including the results of customary UCC searches), ownership, legal and tax status of Borrower, 5&2, TCT and other related persons involved with Season 7 is acceptable to Lender.

(e)    Lender’s receipt of the Notice of Assignment.

(f)    Lender’s receipt of a copy of writer agreements, director(s) agreements and key cast agreements in connection with Season 7.

(g)    Any other customary and reasonable documentation required by Lender, all in form and substance acceptable to Lender in its sole but good faith discretion.

Conditions Precedent:

The initial funding will be subject to satisfaction of the conditions precedent deemed appropriate by Lender including, but not limited to, the following:

(a)    All final definitive documentation, in form and substance satisfactory to Lender in its sole but good faith discretion.

(b)    Know Your Customer (“KYC”) documentation as required by Lender.

(c)    The Fourth Amendment to DLMSA and the Second Amendment to APA has been provided to Lender prior to the date hereof and shall not be amended without Lender’s prior written consent.

Conditions Subsequent:

As and when available on a post-closing basis:

(a)    Lender’s receipt of a copy of the final budget, cash-flow schedule, production schedule and episodic scripts for Season 7.

(b)    Lender’s receipt of all applicable insurance policies relating to the production of the Series.

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Events of Default:

Customary for facilities of this type, but to include, without limitation:

(a)    Payment default not cured within 3 business days;

(b)    Bankruptcy of Borrower, its parent, 5&2 or TCT;

(c)    Failure to maintain security interest in the Collateral;

(d)    Breach of covenant that would be reasonably likely to result in a Material Adverse Effect (to be defined in the Definitive Documentation) not cured within 10 days (to the extent capable of being cured);

(e)    Breach of any representation or warranty not cured within 10 days (to the extent capable of being cured);

(f)    Judgment in excess of an agreed upon amount not stayed, discharged, covered by insurance or currently contested; and

(g)    Any action taken without prior Lender consent that could impair the value of the Collateral.

Offset Rights on CAS Revenue Entitlements:

In the event CAS fails to (i) fully fund any amounts as required pursuant to the PSFA, or (ii) make timely payment of any amounts as required pursuant to the APA or the DMA, despite 5&2’s and TCT’s performance, Lender shall have the right to cause 5&2 to offset all proceeds from the commercial exploitation of the Series otherwise due to CAS, up to $43,500,000. To that end, 5&2 shall negotiate with CAS (and deliver to Lender) all appropriate amendment(s) to the APA, the DMA and any other related agreements (each in form and substance acceptable to Lender) that, among other things, (a) grants 5&2 the foregoing offset rights against amounts payable to CAS thereunder in connection with all seasons of the Series, and (b) includes CAS’ agreement to refrain from exercising any of its rights under its security documents, including, without limitation, any applicable deposit account control agreement holding such proceeds (a “DACA”), which would, in any way, interfere with, disturb, infringe or prohibit 5&2’s exercise of such offset rights with respect to such proceeds.

For the avoidance of doubt, the foregoing right shall not be deemed a performance guaranty of 5&2’s or Producer’s obligations to produce and deliver the Series.

Covenants:

Standard and customary for facilities of this type, including, but not limited to:

(a)    5&2 shall not incur corporate debt nor allow liens over its assets prior to the Maturity Date other than the following debt or liens existing at the time of closing of the Credit Facility: (i) a lien granted in favor of CAS in connection with the CAS Payment Documents, (ii) a lien granted in favor of Amazon solely in connection with 5&2’s right, title and interest in and to a production currently entitled “Joseph” and (iii) a lien granted in favor of Cadence Bank in connection with a working capital line of credit that is currently in process of being documented, provided that (x) such lien in favor of Cadence Bank expressly excludes (1) any lien in any of 5&2 right, title and interest in and to all seasons for the Series and all proceeds thereof, (2) any lien in the Collateral and (3) any lien in the any bank account(s) to which any proceeds for any seasons of the Series is/are being remitted; and (y) such line of credit shall not exceed a maximum commitment of $5,000,000 without Lender’s prior written consent. Lender and 5&2 shall reasonably negotiate in good faith any exclusions for loans for production financing and tax credit financing.

(b)    TBD limitations with respect to distributions to 5&2 shareholders and management to be negotiated in good faith with 5&2.

(c)    5&2 shall not engage in any acts or omissions that may reasonably be expected to have a material adverse effect on Season 7, the Collateral, Season 6 or the value of the 5&2 Guaranty of the Credit Facility.

Fees & Expenses:	Borrower will pay the reasonable and documented out-of-pocket outside legal costs and all reasonable and documented out-of-pocket expenses incurred by Lender in connection with the preparation, negotiation, closing, and administration of this Credit Facility (whether or not the Credit Facility actually closes). Prior to beginning any work, the Borrower must provide Lender’s counsel with a non-refundable legal deposit in an amount acceptable to Lender’s counsel and execute a work letter. Borrower shall pay all reasonable costs and expenses incurred by Lender in the enforcement and collection of obligations under the Credit Facility.

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Termination Fee	If this letter is executed, the Conditions Precedent are satisfied and Lender and 5&2 have negotiated in good faith the final forms of the Definitive Documentation, and 5&2 (or Borrower) elects for any reason not to enter into the Credit Facility with Lender, then 5&2 shall pay to Lender a commitment termination fee of $100,000 (a “Kill Fee”) in consideration of the time and effort expended by Lender in evaluating and working forwards the consummation of the Credit Facility. The Kill Fee shall be due and payable to Lender on your receipt of Lender’s written demand for such fee.
Further Investigation:	As a result of further investigation by Lender and its counsel, information of which Lender is not currently aware may be revealed and/or certain impediments to closing may come to Lender's attention, and while our mutual efforts will be directed at closing the Credit Facility, Lender may require the structure of this transaction to be altered or modified in material respects to enable Lender to make available the Credit Facility to Borrower.
Governing Law / Jurisdiction:	The Definitive Documentation shall be governed by the laws of the state of California. Consent to exclusive jurisdiction in state or federal courts located in Los Angeles County. Waiver of trial by jury.
Confidentiality:	Without the prior written consent of Lender, neither this summary of terms nor any of the terms hereof may be delivered or disclosed to any third party, other than legal counsel, accountants or financial advisors acting for Borrower or as otherwise may be required by law, audit, regulatory reporting or disclosure obligations.

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The summary of terms and conditions contained herein is not meant to be nor should it be construed as an attempt to define all of the terms and conditions of the loan proposed hereby, nor is it intended to reflect specific document phrasing that will exist in the loan documents. It is intended only to outline some basic points of business understanding.

Prior to the closing and on an ongoing basis, Borrower will use reasonable efforts to complete any forms and provide any information required by Lender’s regulators in connection with the transactions contemplated herein.

For 30 days following execution of the letter, Borrower agrees not to discuss potential similar financings without the prior written consent of Lender.

Each party agrees that, without the written consent of the other or as otherwise required by law or regulatory inquiry, it will not disclose any of the terms hereof, the contents of any discussions or negotiations relating hereto or the fact that the parties are in discussion relating to a proposed transaction. The provisions of this paragraph shall survive any termination of discussions between the parties relating to the Loan.

All out-of-pocket legal fees and expenses incurred by Lender in connection with the transaction contemplated by this letter shall be paid by 5&2 whether or not the transaction is consummated.

By acceptance of this letter, you agree to indemnify and hold Lender, its affiliates and Lender’s and such affiliates’ directors, officers, employees, agents, attorneys, and consultants, harmless from and against any and all third party losses, claims, damages, liabilities, and expenses (including actual and reasonable out-of-pocket outside fees and disbursements of counsel) that may be incurred by or asserted against any such indemnitee in connection with or arising out of any documentation, investigation, litigation or proceeding related to the financing transaction herein described, this commitment letter or the credit facility discussed herein, whether or not any such indemnitee is a party to such documentation, investigation, litigation or proceeding, and whether or not such financing transaction is consummated or any future documentation executed; provided, however, that no person shall have the right to be so indemnified hereunder for matters arising directly or indirectly out of its own negligence, gross negligence, willful misconduct or bad faith.

If this letter or any of the matters relating thereto should become the subject of a dispute, claim or controversy (“Claim”) between us, including any claim based on or arising from an alleged tort, then each such Claim which is not settled in writing within ten days after the "Claim Date" (defined as the date on which a party gives written notice to all other parties that a controversy, dispute or claim exists) shall, at the request of any party, be settled by a reference proceeding in Los Angeles, California, in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("CCP"), which shall constitute the exclusive remedy for the settlement of any Claim. The parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Los Angeles (the "Court"). The referee shall be a retired Judge selected by mutual agreement of the parties, and if they cannot so agree within thirty (30) days after the Claim Date, the referee shall be selected by the Presiding Judge of the Court. The referee shall be appointed to sit as a temporary judge, as authorized by law. Any decision rendered by the referee will be final, binding, and conclusive and judgment shall be entered pursuant to CCP Section 644 in the Court. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Borrower and Lender each waive any claims for consequential damages.

This letter supersedes and replaces all previous communications between the parties, written or oral. This letter may not be modified or amended except by a writing executed by all parties hereto. Furthermore, this letter is solely for Borrower’s benefit, and may not be relied on by any other party without the prior written consent of Lender. This letter shall be governed by California law, without regard for conflicts of laws principles.

This letter must be executed by Borrower and returned to Lender no later than 5 p.m., Los Angeles time, December 31, 2025, or Lender’s commitment in accordance with the foregoing shall automatically terminate. Lender reserves the right to terminate this commitment at any time prior to receipt by the Lender of a copy of this letter executed by Borrower.

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Sincerely,

APERTURE MEDIA PARTNERS LLC

/s/ Matthew Anderson
Matthew Anderson, SVP

Acknowledged and accepted:

December 29, 2025

TCH Facilities Holdings, LLC

JD Larsen
Name: JD Larsen
Title: Authorized Signatory

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EXHIBIT A

FINANCING AND REPAYMENT PLAN

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